Exhibit 10.20

[English Summary]

Hua’an County Dadi Tulou Cluster Resources
Development and Cooperative Agreement and Supplements

Party A: Hua’an County Government
Party B: Hong Kong Yida International Investment Co., Ltd.

Term:
Party B shall be entitled to the operation and management rights of Hua’an Tulou Cluster resources (the “Resources”) for a period of 40 years from the date of execution of this Agreement.

Investment:
Party B shall invest no less than 20,000,000 RMB to the construction and development of the Resources in the first year and 100,000,000 RMB in the first six years, including fixed asset purchase and promotion.

Fees:

(1) As to Dadi Tulou Clusters:
When the ticket price of the Dadi Tulou Clusters is 60 RPM or above per person, the proportion paid by Party B to Party A shall be: (1) 16% of gross ticket sales in the first five years; (2) 20% of gross ticket sales in the second five years; (3) 23% of gross ticket sales in the third five years; (4) 25% of gross ticket sales in the fourth five years; (5) 28% of gross ticket sales in the fifth five years; and (6) 30% of gross ticket sales from the 26th year.

When the ticket price is less than 60 RPM, the proportion paid by Party B to Party A shall be reduced by 2% in each above category.

(2) As to other Resources that developed by Party B itself:
Party B shall pay to Party A certain percentage of its revenues: 5% in the first five years and 1% increase for every two years thereafter. However, the maximum shall be 10%.

Dispute:
If there is any dispute between the parties, both parties shall resolve the dispute through compromise settlement. If the parties cannot reach the settlement, then either party can resolve the dispute by the courts of Gulou County Fuzhou City or Hua’an County Zhangzhou City.

Date of the Agreement:
December 26, 2008